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                                                                   Exhibit 10.10


                                                  August 8, 2001


Mr. Thomas J. Usher
600 Grant Street
Suite 6100
Pittsburgh, PA 15219-4776

Dear Tom,

In connection with the separation of the businesses of the U.S. Steel Group and Marathon Group pursuant to the Agreement and Plan of Reorganization approved by the Board of Directors on July 31, 2001 (Separation) and your agreement to serve as Chairman, Chief Executive Officer and President of United States Steel Corporation (USSC), Chairman of the Board of Directors of Marathon Oil Corporation (Marathon) and Chairman of the Board of Managers of Marathon Ashland Petroleum LLC (MAP), I am authorized to extend to you, on behalf of Compensation Committee of USX Corporation (USX), this Completion and Retention Agreement (Agreement), effective as of the date stated above.

The terms and conditions of our Agreement are as follows.

1. If the Separation occurs, you will receive a salary from USSC of $1,100,000 for each of years 2002 through 2004, subject to adjustment by the Board of Directors of USSC, or a committee thereof.

2.   Subject to the completion of the Separation, you will receive:

     (a) a restructuring completion bonus of $6,000,000 payable by Marathon on the first business day after the effective time of the Separation; and

     (b) a retention bonus payable by USSC on the third anniversary of the effective time of the Separation. This retention bonus is capped at $3,000,000 and is further subject to the following performance measures and limitations authorized in (i) and (ii) below.

          (i)  On the third anniversary of the effective time of the Separation,
               (A) the fair value of the aggregate assets of USSC exceeds its total liabilities, (B) the fair saleable value of the aggregate assets of USSC exceed its probable liabilities, and (C) USSC is able to pay and discharge its debts and other liabilities as they become due. The satisfaction of the foregoing performance measures shall be determined solely by the Board of Directors of USSC, or the Compensation Committee thereof.

          (ii) In the event the conditions under 2(b)(i) are satisfied, the retention bonus of $3,000,000 shall be further subject to the performance-related vesting criteria applicable to restricted stock under the USSC 2002 Stock Plan (Plan). Based on a three-year rolling
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               average of comparator-company performances and the performance criteria established in Appendix A to the Plan, the Compensation Committee shall determine the percentage (not to exceed 100%) to be applied to the $3,000,000 retention bonus.

3. Subject to completion of the Separation and in addition to the normal director fees paid to non-employee directors, you will receive a $25,000 annual fee from Marathon for serving as Chairman of the Board of Marathon and Chairman of the MAP Board of Managers.

4.   A grant of 90,000 restricted shares of USX-Marathon Group Common Stock with
     (a) 30,000 shares subject to vesting on the first anniversary hereof based on the 2001 performance of USX under the USX Stock Plan as determined by the Compensation Committee on May 2, 2002, (b) 30,000 shares subject to vesting in May 2003 based on the 2002 performance of Marathon under the Marathon Stock Plan as determined by the Marathon Compensation Committee in May 2003, and (c) 30,000 shares subject to vesting in May 2004 based on the 2003 performance of Marathon under the Marathon Stock Plan as determined by the Marathon Compensation Committee in May 2004.

5. Subject to the completion of the Separation, a grant of phantom stock appreciation rights for 500,000 shares of Marathon common stock. The exercise price of 150,000 shares will be based on the average of the high and low market price of USX-Marathon Group Stock Common Stock on the last trading day before the effective time of the Separation, and the exercise price of 350,000 shares will be based on the average of the high and low market price of Marathon common stock on the first trading day after the effective time of the Separation. The effective date of each grant will be the same date as the determination of the exercise price. These stock appreciation rights will vest on the effective date of the grant and will expire on the earlier of ten years from the effective date of grant, nine years following retirement or three years following death while employed. These rights will be paid in cash upon exercise.

6. Subject to completion of the Separation, if you elect to receive your non-qualified pension plan as a lump sum distribution, the applicable interest rate and mortality table in effect for retirements on December 31, 2001 will be used to calculate the amount of such pension instead of the applicable interest rate and mortality table in effect at the time of your retirement, which could be greater or less than such rate.

7.   Other provisions.  The following provisions are further subject to the
     ----------------
     completion of the Separation.

     (a) In the event of any merger, consolidation or other business combination involving USSC which has not been approved by the Board of Directors of USSC, all benefits payable hereunder shall immediately become due and payable.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Your rights hereunder are not assignable. We may assign our rights or a portion thereof to USSC or to any successor to USSC in a transaction approved by the Board of Directors of USSC.

     (c) Except as otherwise provided herein, in the event of your death prior to the satisfaction of any benefit payable hereunder, any such benefit that

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          remains unsatisfied at such date shall immediately become due and payable, including the vesting of any restricted stock or stock appreciation rights.

     (d) In the event that you voluntarily leave the employment of USSC on or before December 31, 2004, the benefits payable under paragraphs 1 and 3 hereof shall be pro-rated based on the time elapsed.

     (e) You agree that you will dedicate your full attention and efforts to the management and direction of both Marathon and USSC and that you will be diligent in acting in the best interests of these organizations.

     (f)  We reserve the right to terminate this Agreement for good cause.

Except for your salary set forth in paragraph 1 hereof, it is further understood that the foregoing benefits are not benefit bearing under any tax-qualified or non tax-qualified plan of USX, Marathon, USSC or MAP.

Because of your extensive experience and personal qualities, you can make a unique and valuable contribution to the future of Marathon and USSC. If the terms and conditions herein are acceptable, please sign below.


                                        Sincerely,

                                        USX CORPORATION


                                        By: /s/ Seth E. Schofield
                                           -----------------------------
                                             Seth E. Schofield
                                              On Behalf of the
                                              Compensation Committee
                                              Of USX Corporation,
                                              predecessor to Marathon
                                              Oil Corporation


Agreed to and Accepted this 8th day of August, 2001.


/s/ Thomas J. Usher
--------------------------
     Thomas J. Usher


UNITED STATES STEEL LLC, predecessor
to United States Steel Corporation

Agreed to and Acknowledged

By: /s/ E. F. Guna
   -----------------------
Name:  E. F. Guna
     --------------------
Title: Vice President
      -------------------
Date:  August 8, 2001
     --------------------
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